MEDICAL TRANSCRIPTION BILLING, CORP.

- and -

SOFTCARE SOLUTIONS INC.

ASSET PURCHASE AGREEMENT

July 10, 2015

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated July 10, 2015.

BETWEEN:

MEDICAL TRANSCRIPTION BILLING, CORP., a company formed under the Laws of Delaware, having an office at 7 Clyde Road, Somerset, New Jersey, United States of America 08873

(the "**Purchaser**")

AND:

SOFTCARE SOLUTIONS INC., a company incorporated under the Laws of Nevada, having an office c/o QHR Technologies Inc. at 1620 Dickson Avenue, Suite 300, Kelowna, British Columbia, Canada V1Y 9Y2

(the "**Vendor**")

WHEREAS:

A. The Vendor carries on clearinghouse, medical billing and Tradelink EDI businesses (each a "**Business Unit**" and collectively, the "**Businesses**"); and

B. The Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell to the Purchaser, the Purchased Assets, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a) "**Accounts Receivable**" means all accounts receivable, trade accounts, notes receivable and other debts owing to the Vendor;

(b) **"Affiliate"** has the meaning ascribed to such term by the BCBCA;

(c) **"Agreement"** means this asset purchase agreement, as amended from time to time;

(d) **"Assumed Contracts"** means the Contracts listed in Schedule 1.1(d);

(e) **"Assumed Liabilities"** means:

(i) the obligations of the Vendor for accrued and unpaid severance obligations relating to the Transferred Employees arising on or before the Closing Date, except as expressly provided to the contrary in Section 7.5; and

(ii) the debts, liabilities (whether accrued, absolute or contingent or whether liquidated or unliquidated) and obligations of the Vendor relating exclusively to any of the Businesses or the Purchased Assets arising on and after the Closing Date as identified in the Schedules as defined by Section 1.1(ss), such as trade accounts payable, accrued and unpaid expenses, employment obligations in respect of Transferred Employees (including vacation pay) and liabilities and obligations under the Replacement Plans;

(f) **"Authorization"** means, with respect to any Person, any order, permit, certificate, approval, consent, novation, waiver, license, registration, clearance or similar authorization of any Governmental Agency or other Person;

(g) **"BCBCA"** means the *Business Corporations Act* (British Columbia);

(h) **"Business Day"** means any day other than a day which is a Saturday, a Sunday or a day on which banks in Vancouver, British Columbia or the United States are not generally open for commercial banking business;

(i) **"Businesses"** has the meaning attributed in Recital A, above;

(j) **"Business Unit"** has the meaning attributed in Recital A, above;

(k) **"Canadian EDI Employees"** has the meaning attributed to it in Section 7.5;

(l) **"Cash Flow"** means payments received by Purchaser from Clients less all direct expenses incurred by Purchaser related to servicing those Clients (including salaries, benefits, contractors, office expenses, third party software and services, and all other direct expenses Purchaser deems necessary to provide services to those customers, but excluding indirect allocations and capital expenditures), regardless of whether those expenses are incurred in the U.S., Canada or any other location worldwide.

(m) **"Claims"** means claims, demands, actions and causes of action;

(n) **"Clients"** means the Persons listed in Schedule 1.1(n) as being clients of the Vendor on the Closing Date;

(o) **"Closing Date"** means July 10, 2015 or such other date as the Parties may agree upon in writing;

(p) **"Closing Payment"** has the meaning attributed to it in Section 2.6(a)(ii) of this Agreement;

(q) **"Closing Time"** means 10:00 a.m. (Vancouver, British Columbia time) on the Closing Date or such other time on the Closing Date as the Parties may agree upon;

(r) **"Contract"** means any oral or written agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment or undertaking;

(s) **"Damages"** means all costs, losses, expenses, liabilities and amounts payable in respect of a Claim;

(t) **"Disclosure"** has the meaning attributed to it in Section 3.4 of this Agreement;

(u) **"EDI Software"** means the Software referred to on Schedule 1.1(tt) as the EDI Software;

(v) **"Employees"** means the employees of the Vendor or any of its Affiliates that are listed in Schedule 1.1(v);

(w) **"Encumbrances"** means mortgages, security interests and acquisition rights of Third Parties;

(x) **"Excluded Assets"** means all properties and assets owned or used by the Vendor other than the Purchased Assets, including:

(i) all Accounts Receivable;

(ii) all inventories;

(iii) all real property;

(iv) all vehicles;

(v) all Permits;

(vi) all bank accounts together with all cash on hand or in banks or other depositories;

(vii) all indebtedness of any of the Vendor's Affiliates, any director or officer of the Vendor or the Vendor's Affiliates or any other Third Party to the Vendor;

(viii) all income tax instalments paid by the Vendor and the right to receive any refund of Governmental Charges paid by the Vendor;

(ix) all deposits and prepaid expenses of the Vendor;

(x) all shares, securities and other interests held by the Vendor in any corporation or other Person;

(xi) all interests of the Vendor in any litigation proceedings and in the proceeds of any judgements or orders thereunder;

(xii) all interests of the Vendor in any insurance policies, including any cash surrender value thereof;

(xiii) all corporate, financial, taxation and other records of the Vendor not pertaining exclusively to any of the Businesses or the Purchased Assets;

(xiv) all properties and assets (tangible or intangible) owned or used by the Vendor in connection with its businesses other than the Businesses;

(xv) all other properties, assets, books and records owned by the Vendor and not used exclusively in connection with any of the Businesses; and

(xvi) the Vendor's rights under this Agreement;

(y) **"Exhibits"** means the exhibits attached to this Agreement;

(z) **"Final Payment"** has the meaning attributed to it in Section 2.6(a)(v) of this Agreement;

(aa) **"Fixed Assets"** means the properties and assets listed in Schedule 1.1(aa);

(bb) **"Goodwill"** means the goodwill of the Businesses;

(cc) **"Governmental Agency"** means any:

(i) multinational, federal, provincial, territorial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign;

(ii) subdivision or authority of any of the foregoing; or

(iii) *quasi*-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(dd) "**Governmental Charges**" means all federal, provincial, territorial, state, municipal, local and foreign taxes, customs duties, rates, levies, withholdings, goods and services taxes, harmonized sales taxes, tolls, value-added taxes, income taxes, capital taxes, assessments, reassessments and other charges, together with all penalties, interest, fines and additions with respect thereto, paid or payable, as applicable, to any Governmental Agency;

(ee) "**Gross Fees**" means all fees earned and received but, for certainty, excludes any out-of-pocket disbursements or Governmental Charges;

(ff) "**Indemnified Party**" means a Party entitled to indemnification pursuant to Article 6;

(gg) "**Indemnifying Party**" means a Party required to indemnify an Indemnified Party pursuant to Article 6;

(hh) "**Laws**" means all applicable laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used;

(ii) "**License**" means the limited license to QHR Technologies Inc. permitting QHR Technologies Inc. to retain a copy of the EDI Software and the source code and to use the EDI Software to support existing EDI clients that are not included in the Purchased Assets, and permitting QHR Technologies to provide a copy of the EDI Software and a sublicense to those existing clients if QHR Technologies should decide to wind down its EDI business and terminate its relationship with those existing clients to enable those existing clients to continue to use the EDI Software without support;

(jj) "**Moore A/R**" has the meaning attributed in Section 2.3(c);

(kk) "**Notice**" means any notice, designation, communication, request, demand or other similar document;

(ll) "**Ordinary Course of Business**" means, in relation to an action taken by a Person, an action which:

(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(ii) does not require authorization by the shareholders of such Person (or by any Person or group of Persons exercising similar authority);

(mm) "**Parties**" means the parties to this Agreement;

(nn) "**Permits**" means all licenses, permits, approvals, consents, certificates, registrations or authorizations (including those made or issued by a Governmental Agency, in respect of a Contract or otherwise) entered into or obtained by the Vendor with respect to any of the Businesses or the Purchased Assets;

(oo) "**Person**" means any individual, corporation, limited liability company, unlimited liability company, body corporate, general partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, private equity fund, trust, trustee, executor, administrator, legal personal representative, estate, government, Governmental Agency or board or commission or authority or any other form of entity or organization, whether or not having legal status;

(pp) "**Protected Health Information**" has the meaning ascribed to such term by the regulations contained in 45 C.F.R. Parts 160 and 164;

(qq) "**Purchased Assets**" means:

(i) the Vendor's right, title and interest in and to the Assumed Contracts;

(ii) the Fixed Assets;

(iii) the Software including source code and available documentation, subject to the License;

(iv) EHNAC Certification, to the extent it is transferable;

(v) the Records; and

(vi) the Goodwill,

but excluding, for certainty, the Excluded Assets;

(rr) "**Records**" means all books and records owned by the Vendor and exclusively relating to any of the Businesses, including customer lists, operating data, files, ledgers, manuals, financial books, correspondence, credit information, research

materials, Contract documents, records of past sales, price lists, supplier lists, warranty information, employee documents, inventory data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(ss) "**Schedules**" means the schedules attached to this Agreement;

(tt) "**Software**" means the computer software (including application software, object codes and source codes) owned by the Vendor and described in Schedule 1.1(tt);

(uu) "**Tax Return**" means any report, return, declaration, election or filing of any kind with respect to Governmental Charges;

(vv) **"Term"** means the period of time commencing on the Closing Date and ending on the day that is the third anniversary of the Closing Date;

(ww) "**Third Party**" means any Person other than the Parties;

(xx) **"Trademarks"** means the trademarks, service marks, trade dress, trade names, and domain names identified in Schedule 1.1(xx);

(yy) "**Transactions**" means the purchase and sale of the Purchased Assets and all matters ancillary thereto contemplated by and in the manner provided in this Agreement; and

(zz) "**Transferred Employees**" means those Employees who are retained by the Purchaser as contemplated by Section 4.2(a).

(aaa) **"Triggering Event"** means the date during the Term upon which Purchaser can demonstrate to Vendor, to Vendor's reasonable satisfaction, that Purchaser has suffered a Unit Loss for two consecutive Biannual Periods;

(bbb) **"Unit Cash Flow"** means payments received by Purchaser from Clients of a Business Unit less all direct expenses incurred by Purchaser related to servicing those Clients (including salaries, benefits, contractors, office expenses, third party software and services, and all other direct expenses Purchaser deems necessary to provide services to those customers, but excluding indirect allocations and capital expenditures), regardless of whether those expenses are incurred in the U.S., Canada or any other location worldwide.

(ccc) **"Unit Loss"** means that Unit Cash Flow in a specific Business Unit during a Biannual Period is less than $-0-.

1.2 Schedules and Exhibits

(a) The following Schedules and Exhibits are incorporated into this Agreement by reference and are deemed to be a part hereof:

Schedule 1.1(d)	Assumed Contracts
Schedule 1.1(n)	Clients
Schedule 1.1(v)	Employees
Schedule 1.1(aa)	Fixed Assets
Schedule 1.1(tt)	Software
Schedule 1.1(xx)	Trademarks
Schedule 3.1(d)	Authorizations
Schedule 3.1(e)	Accounts Receivable
Schedule 3.1(q)	Employee Plans

(b) Any matter disclosed in any Schedule to this Agreement will be deemed to have been disclosed in each other Schedule to this Agreement and as an exception to each of the representations and warranties set forth in this Agreement to the extent the application of such matter to each other Schedule and representation and warranty is reasonably apparent on the face of such disclosure.

1.3 Interpretation Not Affected by Headings or Table of Contents

The division of this Agreement into recitals, articles, sections, paragraphs, subsections, clauses, schedules and exhibits, and the insertion of headings and a table of contents, are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4 Cross-References

Unless otherwise indicated, any reference in this Agreement to a Recital, Article, Section or other subdivision or to a Schedule or Exhibit is to the specified Recital, Article, Section or other subdivision of, or Schedule or Exhibit to, this Agreement.

1.5 Number, Gender and Other Terms

In this Agreement, unless the context otherwise requires, any reference to gender will include both genders, words importing the singular number will include the plural and *vice versa*, "**or**" will not be exclusive and "**including**" will not be limiting whether or not non-limiting language (such as "without limitation") is used with reference thereto.

1.6 Statutes

Any reference to statutes in this Agreement include the regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement,

reference herein to a particular provision will be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

1.7 Calculation of Time Periods

In this Agreement, where a time period is expressed to begin or end at or on a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day.

1.8 Actions on Non-Business Days

If any payment is required to be made or other action (including the giving of Notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action will be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.9 Time of Essence

Time will be of the essence of every provision of this Agreement.

1.10 Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in United States currency.

1.11 Knowledge

Any reference herein to "**to the knowledge**" or "**to the best of the knowledge**" of a Party or words to like effect will be deemed to mean, in the case of the Vendor, the current, actual knowledge of the directors and officers of the Vendor and, in the case of the Purchaser, the current, actual knowledge of the directors and officers of the Purchaser.

1.12 Choice of Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement (to the extent no choice of law is specified therein) will be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein (without reference to conflicts of laws principles).

1.13 Severability

If any covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other

provision will be severed from and will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. All other conditions and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

1.14 No *Contra Preferentum*

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement. For certainty, the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against either of the Parties.

1.15 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the letter dated June 5, 2015 between the Parties.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Assets

As of the Closing Time and on the terms and subject to the fulfilment of the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor:

(a) the Purchased Assets, free and clear of all Encumbrances; and

(b) All right, title and interest of the Vendor in and to the Trademarks on an "as is, where is" quitclaim basis, subject to all Claims, Encumbrances and similar matters as may exist in respect of the Trademarks at or after the Closing Date.

2.2 Assumption of the Assumed Liabilities

As of the Closing Date and on the terms and subject to the fulfilment of the conditions of this Agreement, the Purchaser agrees to assume the Assumed Liabilities from the Vendor and to pay, perform, discharge or otherwise be responsible for the Assumed Liabilities.

2.3 Purchase Price

The aggregate consideration payable by the Purchaser to the Vendor for the Purchased Assets (the "**Purchase Price**") will, subject to adjustment in accordance with Section 2.4, be:

(a) 5% of all Gross Fees that were earned and, except for [redacted] received by the Vendor from Clients prior to Closing or are billed by the Vendor to Clients on or before the 10th day following the Closing Date. This amount relates solely to fees for services rendered by the Vendor to Clients during the 12-month period immediately preceding the Closing Date (the "**First Trailing Amount**"); plus

(b) 30% of all Gross Fees that are earned during the Term and received by the Purchaser from Clients on or before the 60th day following the end of the Term for services rendered by the Purchaser to Clients during the three-year period commencing on the Closing Date; plus

(c) 50% of all Accounts Receivable collected by Purchaser from [redacted] on or before the end of the Term [redacted] plus

(d) 5% of all Gross Fees that are earned and received by the Purchaser from Clients on or before the end of the Term for services rendered by the Purchaser to Clients during the 12-month period commencing on the second anniversary of the Closing Date (the "**Final Payment**"); plus or minus, as applicable

(e) the Adjustments;

For the purposes of completing the Transactions at Closing, the Parties have estimated the First Trailing Amount to be $80,015.00 (the "**Estimated First Trailing Amount**"). For certainty, the Parties acknowledge and agree that the First Trailing Amount will be finally determined in the manner set forth in this Article 2.

2.4 Adjustments to the Purchase Price

(a) All revenues and expenses of the Businesses and relating to the Purchased Assets will be adjusted (the "**Adjustments**") as at the Closing Date to the effect that except as otherwise set forth herein:

(i) up to the Closing Date, the Vendor will bear all expenses and receive all revenues relating to the Businesses and the Purchased Assets; and

(ii) from and after the Closing Date, the Purchaser will bear all expenses and receive all revenues relating to the Businesses and the Purchased Assets and the Assumed Liabilities.

(b) The Parties will deliver a statement of adjustments on closing setting out the Adjustments (the "**Statement of Adjustments**").

(c) Any Adjustments not made at Closing will be adjusted directly between the Parties within 60 days after the Closing Date.

2.5 Determination of the Purchase Price

(a) Within 30 days after the close of each of the six biannual (six-month) periods during the Term (each, a **"Biannual Period"**), the Purchaser will, acting reasonably and in good faith, determine (i) the Gross Fees that were received by the Purchaser from Clients during such Biannual Period for services rendered by the Purchaser to Clients from and after the Closing Date (in each case, the "**Biannual Billings**") and (ii) the amount of [redacted]eceived by the Purchaser during such Biannual Period, and shall deliver to the Vendor a statement of such [redacted] and Biannual Billings, itemized by Client (in each case, the "**Biannual Billings Statement**, together with related working papers and other reasonable supporting documentation.

(b) Within 30 days of the Closing Date, the Parties will, acting reasonably and in good faith, mutually determine the First Trailing Amount.

(c) Within 90 days after the final Biannual Period, the Purchaser will, acting reasonably and in good faith, determine the Final Payment and, together with the final Biannual Billings Statement, deliver to the Vendor a statement of the Final Payment, itemized by Client and specifying the Gross Fees per Client and the amount of [redacted] upon which the Final Payment is calculated (the "**Final Payment Statement**"), together with related working papers and other reasonable supporting documentation.

(d) The Vendor may dispute any Biannual Billings Statement or the Final Payment Statement or the Purchaser may dispute the First Trailing Amount Statement (in any case, an "**Accounting Dispute**") by delivery of written notice to the other Party (a "**Dispute Notice**") specifying the basis of the Accounting Dispute within 20 Business Days after delivery by the non-disputing Party to the disputing Party of the applicable Biannual Billings Statement, First Trailing Amount Statement or Final Payment Statement, as the case may be. If a Dispute Notice is delivered by a Party in accordance with the foregoing, the Parties will work diligently, reasonably and in good faith to resolve the Accounting Dispute within 15 Business Days after delivery of the Dispute Notice by the disputing Party to the non-disputing Party, failing which the Accounting Dispute will be promptly submitted by the Parties to a mutually agreed upon accounting firm (in either case, the "**Independent Accountant**"), with a mandate to resolve the Accounting Dispute within 30 days after the Independent Accountant's appointment. The determination by the Independent Accountant will be final and binding on the Parties.

If the Independent Accountant determines that the applicable Biannual Billings or Final Payment were understated by 5% or more, then the Purchaser will pay 100% of the costs and expenses of the Independent Accountant; If the Independent Accountant determines that the applicable Biannual Billings, First Trailing Amount or Final Payment were not understated by 5% or more, then the Vendor will pay 100% of the costs and expenses of the Independent Accountant.

(e) For certainty, each Biannual Billings Statement or the Final Payment Statement, as the case may be, will be deemed to be final and binding on the Parties upon the earliest of the following to occur:

(i) the Vendor gives written notice to the Purchaser that it agrees with the applicable Biannual Billings Statement or Final Payment Statement or the Purchaser gives written notice to the Vendor that it agrees with the First Trailing Amount Statement, as the case may be, within 20 Business Days after such Biannual Billings Statement, First Trailing Statement or Final Payment Statement is delivered to the Purchaser or the Vendor, as the case may be;

(ii) the Vendor does not give written notice to the Purchaser that it disputes the applicable Biannual Billings Statement or Final Payment Statement or the Purchaser does not give written notice to the Vendor that it disputes the First Trailing Amount Statement, as the case may be, within 20 Business Days after such Biannual Billings Statement, First Trailing Amount Statement or Final Payment Statement is delivered to the Purchaser or the Vendor, as the case may be;

(iii) the Parties mutually resolve all applicable Accounting Disputes within 15 Business Days after the delivery of all applicable Dispute Notices; or

(iv) the Independent Accountant makes a determination of all applicable Accounting Disputes in accordance with Section 2.5(d).

2.6 Payment of the Purchase Price

(a) The Purchase Price will be paid and satisfied as follows:

(i) One Thousand Eight Hundred Eighty-Eight Dollars ($1,888) at closing on the Closing Date;

(ii) within five business days after the First Trailing Account Statement is deemed final and binding in accordance with Section 2.5 (b) at the Closing Time, the Purchaser will pay, or cause to be paid, to Vendor, by certified cheque, bank draft, cashier's cheque, wire transfer or other means of immediately available funds, an amount equal to the First

Trailing Amount less the One Thousand Eight Hundred Eighty-Eight Dollars ($1,888) paid pursuant to Section 2.6(a)(i), above, as adjusted by the Adjustments described in Section 2.4(a) and as set out in the Statement of Adjustments (the "**Closing Payment**");

(iii) at the Closing Time, the Purchaser will assume the Assumed Liabilities from the Vendor;

(iv) within five Business Days after each Biannual Billings Statement is deemed final and binding in accordance with Section 2.5(e), the Purchaser will pay, or cause to be paid, to the Vendor, by certified cheque, bank draft, cashier's cheque, wire transfer or other means of immediately available funds, 30% of the Biannual Billings as set out in the applicable Biannual Billings Statement together with 50% of any Moore A/R collected during such Biannual Period (the "Instalment Payments"); and

(v) within five Business Days after the Final Payment Statement is deemed final and binding in accordance with Section 2.5(e), the Purchaser will pay, or cause to be paid, to the Vendor, by certified cheque, bank draft, cashier's cheque, wire transfer or other means of immediately available funds, the Final Payment (the "**Final Payment**").

(b) The Parties acknowledge and confirm the payment by the Purchaser to the Vendor on June 11, 2015 of a deposit in the amount of $20,000.00 (the "**Deposit**") which will, notwithstanding the foregoing provisions of this Section 2.6 or anything else contained in this Agreement, be credited against any payments that are required to be made by the Purchaser to the Vendor as the Closing Payment in accordance with the foregoing provisions of this Section 2.6.

(c) Notwithstanding the foregoing, Purchaser shall not be required to make a payment under section 2.6(a)(iv) relative to any periods during which Cash Flow was negative. Moreover, in the event that the amount due relative to any particular period is greater than the positive Cash Flow generated during such period, then the amount of said payment shall be equal to the positive Cash Flow. Finally, in the event that Cash Flow is equal to or greater than the amount due during any such period, than the full payment set forth in section 2.6(a)(iv) shall be made as and when set forth therein.

(d) Further notwithstanding the above, contemporaneous with Purchaser's payment of the Final Payment, Purchaser shall make a true-up payment to Vendor equal to, but not greater than, cumulative positive Cash Flow during the 36 months following the Closing Date, the sum of the gross payments that were due under section 2.6 (i.e., the First and Final Payments and all Biannual Billings amounts, without consideration of the Cash Flow, less the Deposit and any Adjustments),

minus all payments already made under section 2.6 by Purchaser to Vendor. The total of this payment plus the Closing Payment, Instalment Payments and Final Payment shall never be greater than cumulative positive Cash Flow during the 36 months following the Closing Date.

2.7 Transfer Taxes

The Vendor will be liable for and will pay all Governmental Charges (including any retail sales taxes) and all other taxes, duties, fees and other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser. The Vendor will pay such Governmental Charges by the prescribed time(s) to the Vendor or directly to the appropriate Governmental Agencies, as required.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as of the date of this Agreement as follows:

(a) **Incorporation and Existence of the Vendor.** The Vendor is a corporation duly incorporated and validly existing under the Laws of Nevada.

(b) **Corporate Power and Capacity.** The Vendor has the corporate power, authority and capacity to own or lease its property, including the Purchased Assets, and to carry on the Businesses as now being conducted by it.

(c) **Validity of Agreement.**

(i) The Vendor has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii) The execution, delivery and performance by the Vendor of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Vendor.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Vendor is a party constitute or will constitute legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d) **Authorizations.** There is no requirement for the Vendor to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency as a condition to the lawful consummation of the Transactions.

(e) **Accounts Receivable.** Schedule 3.1(e) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Vendor as of the date of the Schedule. Excepted as set forth in Schedule 3.1(e), all existing accounts receivable of the Vendor: (i) represent valid obligations of customers of the Vendor arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) except for [redacted] are current and, to the Vendor's knowledge and without independent inquiry, will be collected in full (without any counterclaim or setoff).

(f) **No Violation.** Subject to obtaining the Authorizations listed in Schedule 3.1(d), the execution and delivery of this Agreement by the Vendor, the consummation of the Transactions and the fulfilment by the Vendor of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(i) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendor under:

A. any Law;

B. any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Vendor;

C. the constating documents or any resolutions of the board of directors or shareholders of the Vendor; or

(ii) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(g) **No Other Agreements to Purchase.** Except for the Purchaser's rights pursuant to this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other Contract for the purchase from the Vendor of any of the Purchased Assets.

(h) **Tax Matters.**

(i) The Purchased Assets are not and will not on the Closing Date be subject to any Encumbrances or, to Vendor's knowledge, Claims arising as a

result of any Taxes due for any period prior to the Closing Date. If any such taxes remain due and owing at Closing, Purchaser shall have the right to proceed to Closing and Vendor shall immediately pay such Taxes.

(ii) The Vendor has filed on a timely basis all Tax Returns required to be filed by it and, to the Vendor's knowledge, all such Tax Returns are complete and accurate in all material respects.

(iii) All Governmental Charges due from or payable by the Vendor for periods (or portions thereof) ending on or prior to the date hereof and the Closing Date have been or will be paid, as applicable.

(iv) All required instalments or other payments on account of Governmental Charges that relate to periods for which Tax Returns are not yet due have been paid on a timely basis.

(v) There are no actions, objections, appeals, suits or other proceedings or Claims in progress, pending or, to the Vendor's knowledge, threatened by or against the Vendor in respect of any Governmental Charges.

(vi) The Vendor has withheld, collected and paid to the proper Governmental Agencies all Governmental Charges required to have been withheld, collected and paid in connection with:

A. amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder or other Third Party; and

B. goods and services received from or provided to any Person.

(i) **Agreements.** Prior to Closing, the Vendor will provide Purchaser with true, correct and complete copies of Agreements corresponding with Schedule 1.1(d) and Schedule 1.1(n), as applicable, and by executing this Agreement the Purchaser acknowledges that it has had an adequate opportunity to review all of Vendor's Agreements. Vendor represents that, except as disclosed on Schedule 1.1(n), every Client referenced in Schedule 1.1(n) has executed an Agreement and said Agreement is, to Vendor's knowledge, in full force and effect as to the date hereof and that neither the Vendor, nor, to Vendor's knowledge, any other party thereto, is in breach of or in default of the same. Vendor further warrants and represents that, except as disclosed on Schedule 1.1(n), no current Client has indicated during the past twelve months through written notice of breach or termination that Vendor is in breach relative to any Agreement or, to Vendor's knowledge, through oral or other type of communication. To Vendor's knowledge, each Agreement described on Schedule 1.1(d) or Schedule 1.1(n)

contains, as written, all of the parties' respective rights, responsibilities and obligations thereunder.

(j) **Litigation**. There is no threatened or pending adverse Litigation or Claim or, to Vendor's knowledge, audit or governmental investigation, involving Vendor or, to Vendor's knowledge, any of the Purchased Assets that has not been disclosed to Purchaser.

(k) **Broker's Fees**. Purchaser has retained Corporate Finance Advisors, Inc. (Ron Salupo) as the "retained broker" and shall be liable for brokerage fees due to same. Vendor represents that it has not engaged any other broker in respect of the Transactions. Vendor and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts or liabilities arising out of or on account of a claim by any other broker, finder, investment banker or agent that he, she or it is entitled to a commission or fees as a result of being retained or used by the other party.

(l) **Legal Compliance**. Vendor has not received any notice of any investigation, audit or violation of any applicable federal, state or local statute or regulation.

(m) **Debts, Liabilities, Claims and Liens.** Vendor has good and marketable title to the Purchased Assets, free and clear of Encumbrances. Vendor shall, at its sole cost and expense, satisfy or otherwise resolve any and all Claims, tax obligations, Encumbrances or other liabilities with respect to the Purchased Assets other than the Assumed Liabilities.

(n) **Full Disclosure**. To Vendor's knowledge, no representation or warranty provided herein by Vendor, or information supplied by Vendor to Purchaser, or omission of relevant fact by Vendor is false or misleading with respect to any material fact.

(o) **Non-Solicitation.**

(i) Vendor covenants that for a period of five (5) years following the Closing Date it shall not directly or indirectly induce or seek to (i) influence any employee of the Purchaser or any of its affiliates to terminate his or her employment; (ii) knowingly hire and/or aid a competitor of the Purchaser in hiring a current or former employee of the Purchaser; or (iii) induce or seek to influence any Clients not to do business with the Purchaser.

(ii) Vendor acknowledges that the restrictive period contained in Section 3.1(o)(i) is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 3.1(o)(i) be enforceable to the fullest extent permissible under the legal requirements and public policies applied in each jurisdiction in which enforcement is sought. Vendor specifically agrees that, in the event of a

breach or threatened breach of Section 3.1(o)(i), the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

(p) **Labour and Employment Matters.**

(i) Neither the Vendor nor any of its Affiliates has, in relation to any of the Employees, made any Contract with any labour union or employee association nor has it made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements.

(ii) To the Vendor's knowledge, there are no current attempts to organize or establish any labour union or employee association with respect to any of the Employees, nor is there any certification of any such union with regard to a bargaining unit in relation to such Employees.

(iii) Schedule 1.1(v) specifies, for each Employee, the location, hire date, title or position, wage or salary and bonus entitlement for each such Employee and whether or not such Employee has a written employment Contract with the Vendor or any of its Affiliates.

(q) **Employee Plans.**

(i) Schedule 3.1(q) identifies each retirement, savings, pension, bonus, stock purchase, profit-sharing, stock option, deferred compensation, severance or termination pay, overtime, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other benefit or compensation plan, trust, Contract, policy, commitment or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by the Vendor or any of its Affiliates relating to any of the Businesses or the Purchased Assets for the benefit of Employees, with the exception of any plans established pursuant to Law (the "**Employee Plans**").

(ii) To the Vendor's knowledge, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plan.

3.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as of the date of this Agreement as follows:

(a) **Incorporation and Existence of the Purchaser**. The Purchaser is a corporation duly formed and validly existing under the Laws of State of Delaware.

(b) **Validity of Agreement**.

(i) The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii) The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute or will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c) **Authorizations**. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency or any other Third Party as a condition to the lawful consummation of the Transactions.

(d) **No Violation**. The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser under:

(i) any Law;

(ii) any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Purchaser;

(iii) the constating documents or any resolutions of the board of directors or shareholders of the Purchaser; or

(iv) the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(e) **No Knowledge of Inaccuracy of Vendor's Representations and Warranties.** The Purchaser does not have any knowledge that any of the representations or warranties of the Vendor as set forth in this Agreement is in any way inaccurate or untrue.

3.3 Sole Representations and Warranties.

The Parties make no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement. Each Party hereby expressly negates and disclaims, and will not be liable for, any and all representations or warranties which may have been made or alleged to have been made in any other document or instrument or in any statement or information made or communicated to any other Party in any manner that is not expressly set forth in this Agreement or any a certificate executed and delivered pursuant to this Agreement. Without limiting the generality of the foregoing, the Vendor expressly negates and disclaims any representations or warranties relating to the Purchased Assets other than as set forth in this Agreement and the Purchaser acknowledges, agrees and confirms that, except as expressly set forth in this Agreement to the contrary, the Purchased Assets are being purchased and sold "as is, where is".

3.4 Reliance

Notwithstanding anything else contained in this Agreement, the Purchaser acknowledges that the Vendor or the Vendor's agents or professional advisors have disclosed in writing facts, circumstances and other information about the Vendor, the Businesses and the Purchased Assets, in an electronic data room, the Schedules to this Agreement and otherwise, to the Purchaser or the Purchaser's agents or professional advisors (the "**Disclosure**"). For certainty, Disclosure includes the content of any documents or instruments referenced in the Schedules or otherwise delivered or made available to the Purchaser or the Purchaser's agents or professional advisors. The Purchaser hereby releases and waives any and all Claims, Damages and rights to indemnity pursuant to Article 6 that the Purchaser may have against the Vendor in connection with the breach of a representation or warranty that, by reason of the Disclosure, the Purchaser knows to be inaccurate or untrue or a reasonable person would know to be inaccurate or untrue.

3.5 Survival of Representations and Warranties of the Vendor

The representations and warranties made by the Vendor in this Agreement or in any certificate executed and delivered pursuant to this Agreement will survive the Closing of the Transactions and, notwithstanding such Closing, will, subject to the provisions of this Agreement, continue in full force and effect for the benefit of the Purchaser:

(a) with respect to the representations and warranties in Sections 3.1(a), 3.1(b) and 3.1(c), until the latest date permitted by Law; and

(b) with respect to all other representations and warranties, until the date that is 18 months after the Closing Date.

3.6 Survival of Representations and Warranties of the Purchaser

The representations and warranties made by the Purchaser in this Agreement or in any certificate executed and delivered pursuant to this Agreement will survive the Closing of the Transactions and, notwithstanding such Closing, will, subject to the provisions of this Agreement, continue in full force and effect for the benefit of the Vendor:

(a) with respect to the representations and warranties in Sections 3.2(a), 3.2(b) and 3.2(e), until the latest date permitted by Law; and

(b) with respect to all other representations and warranties, until the date that is 18 months after the Closing Date.

ARTICLE 4
COVENANTS

4.1 Authorizations.

(a) If and to the extent that any Authorization in respect of any Assumed Contract is not obtained prior to Closing, the Vendor will be forever released and discharged from the obligation to deliver such Authorization.

(b) This Agreement will not constitute an agreement to transfer or assign, or a transfer or assignment of, any Assumed Contract or any other Purchased Asset, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the required or necessary Authorization for such transfer or assignment would constitute a breach thereof or in any way adversely affect the rights of the Purchaser thereunder. In such cases, the transfer or assignment of the Assumed Contracts or other Purchased Assets will not be effective until the applicable Authorizations have been received and such Assumed Contracts or other Purchased Assets will be held by the Vendor following Closing in trust for the benefit and exclusive use of the Purchaser.

4.2 Employees.

(a) The Purchaser will offer employment, effective as at the Closing Time, on the same or better terms and conditions of employment as are then applicable, to all Transferred Employees in the United States. In addition, and at the same time, the Purchaser will retain the Canadian EDI Employees as independent

contractors pursuant to written agreements in form and substance acceptable to Vendor, acting reasonably.

(b) The Purchaser will recognize the prior service of the Transferred Employees with the Vendor or any of its Affiliates for the purposes of calculating any length or period of service with the Purchaser as required by any Laws (including, for certainty, in relation to severance). Furthermore, and except as contemplated to the contrary in Section 7.5, below, the Purchaser will bear and discharge all obligations and liabilities accrued on and after the Closing Time, whether arising by Contract or Law, including wages, bonuses, commissions, vacation pay, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal and other employee benefits and claims in respect of all Transferred Employees. The Vendor will pay to each Transferred Employee, at or prior to the Closing Date, an amount in satisfaction of all liability for vacation time that has accrued to such Transferred Employee prior to the Closing Date.

4.3 Employee Plans.

(a) The Purchaser acknowledges that, in order to comply with its obligations under Section 4.2(a), it may establish replacement plans for the Transferred Employees in respect of their employment or retainer by the Purchaser from and after the Closing Time (the "**Replacement Plans**").

(b) For the purpose of determining the eligibility of Transferred Employees for membership or benefits under any Replacement Plans, their period of employment or retainer will include employment with both the Vendor or any of its Affiliates, on the one hand, and the Purchaser (whether as an employee or an independent contractor), on the other hand, and will be deemed not to have been interrupted at the Closing Time.

4.4 Protected Health Information.

The Purchaser covenants to and with the Vendor that it will:

(a) collect, maintain, use and disclose the Protected Health Information in compliance with Laws (including without limitation HIPAA), in compliance with Assumed Contracts and only for those purposes for which the Protected Health Information was initially collected from or in respect of the individual to which such Protected Health Information relates and which solely relates to the carrying on of any of the Businesses, unless:

(i) the Purchaser has first notified such individual of such additional purpose and, where required by Law, obtained the consent of such individual to such additional purpose; or

(ii) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual;

(b) where required by Law, promptly notify the individuals to whom the Protected Health Information relates that the Transactions have taken place and that the Protected Health Information has been disclosed to the Purchaser; and

(c) where the disclosure or transfer of Protected Health Information to the Purchaser requires the consent of, or the provision of notice to, the individual to which such Protected Health Information relates, to:

(i) not require or accept the disclosure or transfer of such Protected Health Information until the Purchase or the Vendor has first notified such individual of such disclosure or transfer and the purpose for same and, where required by Law, obtained the individual's consent to same; and

(ii) only collect, use and disclose such information to the extent necessary to complete the Transactions and as authorized or permitted by Law.

4.5 Post-Closing Operation of the Businesses.

Until the later of (i) the occurrence of a Triggering Event and (ii) the date the last Biannual Billing Statement is deemed to be final and binding in accordance with Section 2.5(e), the Purchaser covenants to:

(a) carry on the Businesses in the Ordinary Course of Business and, in particular, use commercially reasonable efforts to retain the Clients and not do anything to intentionally or negligently minimize or adversely affect the nature or extent of the services rendered by the Purchaser to the Clients or the Gross Fees resulting therefrom or relating thereto; and

(b) promptly, and in any event within 60 days after providing the applicable services, and without deduction, bill all Gross Fees to Clients for services rendered by the Purchaser to such Clients.

For the purposes of subsection 4.5(a), above, the requirement to use commercially reasonable efforts to retain a Client shall not compel Purchaser to retain any given Client (i) that is in material breach of its Contract or (ii) if, during the Biannual Period immediately prior to the Biannual Period during which the Purchaser makes the retention decision, the aggregate amount of payments received from such Client is less than the pro-rata portion of all of the direct expenses incurred by Purchaser related to servicing Clients that is attributable to such Client.

4.6 Triggering Event.

If Purchaser experiences a Triggering Event as to any of the three Business Units during the Term, it shall have the right to sell or wind-down that Business Unit. Proceeds of any sale of a Business Unit following a Triggering Event shall be deemed to be Gross Fees received during the Biannual Period they are earned or received. Vendor shall be released from any liability arising out of or pursuant to this Agreement in respect of a Business Unit that is sold or wound down as contemplated in this Section 4.6, with such release to be effective upon completion of the sale or commencement of the wind-down process.

ARTICLE 5
CLOSING

5.1 Closing Arrangements.

Subject to the terms and the fulfillment of the conditions hereof, the Transactions will be closed at the Closing Time at the offices of the Vendor's legal counsel or at such other place or places or in such other manner as the Parties may agree upon (the "**Closing**").

5.2 Vendor's Closing Documents.

At or before the Closing, the Vendor will execute and deliver, or cause to be executed and delivered, to the Purchaser, the following documents and instruments, in form satisfactory to the Purchaser, acting reasonably:

(a) certified copies of all necessary resolutions, authorizations and proceedings of the Vendor that are required to be taken or obtained to permit the completion of the Transactions;

(b) the Statement of Adjustments;

(c) all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good and marketable title, free and clear of all Encumbrances;

(d) possession of the Purchased Assets; and

(e) such other documents and instruments as are reasonably required by the Purchaser or the Purchaser's legal counsel.

5.3 Trademarks

Vendor shall convey the Trademarks, as contemplated by Section 2.1(b), above, within a reasonable time following the Closing Date (not to exceed 30 days).

5.4 Purchaser's Closing Documents.

At or before the Closing, the Purchaser will execute and deliver, or cause to be executed and delivered, to the Vendor, the following documents and instruments, in form satisfactory to the Vendor, acting reasonably:

(a) certified copies of all necessary resolutions, authorizations and proceedings of the Purchaser that are required to be taken or obtained to permit the completion of the Transactions;

(b) the Statement of Adjustments;

(c) an assumption of the Assumed Liabilities;

(d) evidence of the offers to retain the Transferred Employees as contemplated by Sections 4.2(a) and 7.5;

(e) the License;

(f) the Closing Payment; and

(g) such other documents and instruments as are reasonably required by the Vendor or the Vendor's legal counsel.

5.5 Concurrent Delivery.

It will be a condition of the Closing that all matters of payment and the execution and delivery of documents by a Party to the other Party pursuant to the terms of this Agreement be concurrent requirements and that nothing will be complete until everything required as a condition precedent to the completion of the Transactions has been paid, executed and delivered, as the case may be.

ARTICLE 6
INDEMNIFICATION

6.1 Indemnification by the Vendor.

Subject to the provisions of this Article 6, the Vendor agrees to indemnify and save the Purchaser harmless from and against any Claims that may be made or brought against the Purchaser or any Damages that the Purchaser may suffer or incur as a result of, in respect of or arising out of:

(a) any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendor contained in this Agreement; and

(b) any breach of any representation or warranty made by the Vendor contained in this Agreement.

6.2 Indemnification by the Purchaser.

Subject to the provisions of this Article 6, the Purchaser agrees to indemnify and save the Vendor harmless from and against any Claims that may be made or brought against the Vendor for any Damages that the Vendor may suffer or incur as a result of, in respect of or arising out of:

(a) any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement;

(b) any breach of any representation or warranty made by the Purchaser contained in this Agreement;

(c) any failure by the Purchaser to fully satisfy and discharge the Assumed Liabilities; and

(d) the transfer to or use by the Purchaser of any Protected Health Information.

6.3 Limitations on Liability.

Notwithstanding any other provision of this Agreement:

(a) The amount that an Indemnified Party is entitled to recover under this Article 6 will be limited to $1.00 for Indemnity Claims in connection with which an Indemnity Notice is delivered after the expiry of:

(i) with respect to Indemnity Claims made pursuant to Section 6.1(b), the time periods set forth in Section 3.4;

(ii) with respect to Indemnity Claims made pursuant to Section 6.2(b), the time periods set forth in Section 3.5(b); and

(iii) with respect to all other Indemnity Claims, the maximum period of time permitted by Law.

(b) The Purchaser will not be entitled to make any Indemnity Claim against the Vendor under this Article 6 until the aggregate amount of all Damages exceeds $50,000.00 (the "**Indemnity Threshold**"). Once the aggregate amount of all such Damages exceeds the amount of the Indemnity Threshold, then the Purchaser will be entitled to make an Indemnity Claim for all Damages incurred in excess of, but not including, the amount of the Indemnity Threshold.

(c) The maximum, aggregate liability of the Vendor to the Purchaser under or in connection with this Agreement with respect to Claims that may properly be brought under this Article 6 against the Vendor will be limited to $100,000.00.

(d) No Party will have any liability to any other Party under this Article 6 to the extent:

(i) that the Indemnified Party is entitled to recover under any insurance policy with respect to any Damages forming the subject matter of the Claim;

(ii) of any related and reasonably determinable tax benefit available to the Indemnified Party as a result of the matters giving rise to the Claim;

(iii) that any Damages could reasonably have been minimized or avoided had the Indemnified Party exercised reasonable diligence and ordinary care in attempting to minimize or avoid aggravating such Damages; or

(iv) such liability arises or the amount thereof is increased as a result of a change after the Closing in the accounting policies or practices of the Indemnified Party or a change in Laws.

(e) In no circumstances will a Party be liable under this Agreement for any indirect, consequential, punitive or aggravated Damages.

(f) Each Party will use commercially reasonable efforts to mitigate any Damages for which an Indemnifying Party is required to indemnify the Indemnified Party hereunder.

6.4 Provisions Relating to Indemnity Claims.

Subject to the other provisions of this Article 6, the following provisions will apply to any Claim by the Purchaser or the Vendor for indemnification pursuant to this Article 6 (an "**Indemnity Claim**"):

(a) As soon as reasonably practicable after becoming aware of any matter that may give rise to an Indemnity Claim, the Purchaser or the Vendor, as the case may be, will provide to the other written notice of the Indemnity Claim (the "**Indemnity Notice**") specifying (to the extent that information is available):

(i) the factual basis for the Indemnity Claim;

(ii) the amount of the Indemnity Claim or, if an amount is not then determinable, a reasonable estimate of the amount of the Indemnity Claim; and

(iii) whether the Indemnity Claim arises as a result of a Claim by a Third Party (a "**Third Party Claim**") or not (a "**Direct Claim**").

(b) With respect to any Direct Claim, following receipt of the Indemnity Notice, the Indemnifying Party will have 30 days to make such investigations of the Direct Claim as it considers necessary or desirable. For the purpose of such investigations, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnity Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30-day period as to the validity and amount of such Indemnity Claim, then the Indemnifying Party will forthwith pay to the Indemnified Party, in full, the agreed-upon amount of the Indemnity Claim. If the Indemnified Party and the Indemnifying Party do not agree on the validity or amount of the Indemnity Claim within such 30-day period, then the provisions of Article 7 will apply with respect to the resolution of the Indemnity Claim.

(c) With respect to any Third Party Claim:

(i) the Indemnifying Party will have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party will reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party will (i) cooperate with the Indemnifying Party, (ii) have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and (iii) have the right to disagree on reasonable grounds with the selection and retention of legal counsel by the Indemnifying Party, in which case legal counsel satisfactory to the Indemnifying Party and the Indemnified Party will be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party will be entitled to assume such control and the Indemnifying Party will be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim;

(ii) if the Third Party Claim is of a nature such that the Indemnified Party is required by Law to make a payment to a Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party will, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under

the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party will, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(iii) except in the circumstance contemplated by Section 6.4(c)(ii), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of the Third Party Claim, the Indemnified Party will not negotiate, settle, compromise or pay the Third Party Claim except with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld;

(iv) the Indemnified Party will not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(v) the Indemnified Party and the Indemnifying Party will cooperate fully with each other with respect to the Third Party Claim and will keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(vi) notwithstanding Section 6.4(c)(i), the Indemnifying Party will not settle the Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

6.5 Recourse.

(a) The remedy of any Party in respect of the subject matter of this Agreement will be the indemnities set out in this Article 6 and each Party hereby expressly waives and renounces any other remedy whatsoever, whether at law or in equity, including rescission, to which it would otherwise be entitled in connection herewith.

(b) The Indemnified Party will not be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable to the Indemnifying Party, whether under or pursuant to this Agreement or otherwise.

6.6 Adjustment to Purchase Price.

The Parties agree to treat all indemnification payments made pursuant to this Article 6 as adjustments to the Purchase Price for all purposes.

ARTICLE 7
MISCELLANEOUS

7.1 Reasonable Commercial Efforts to Settle Disputes.

If any controversy, dispute, Claim, question or difference (a "**Dispute**") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties will use commercially reasonable efforts to settle the Dispute. To this end, they will consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to the Parties.

7.2 [redacted]

On the Closing Date, Vendor shall assign all rights relative to its Account Receivable from [redacted] to Purchaser. During the Term, Purchaser shall use commercially reasonable efforts to collect this Account Receivable. Notwithstanding the foregoing, the Purchaser may provide a partial credit against the [redacted] to sign a new service agreement with the Purchaser for the performance of medical billing services.

7.3 Retained Personnel.

While Purchaser shall hire and become responsible for the Transferred Employees on and after the Closing Date, Vendor shall give "working notice" to all of its other employees that are still working for the Businesses in the United States on the Closing Date. Vendor will permit those other employees, to the extent they continue to work for Vendor during their respective working notice periods, to support the transition of the Purchased Assets to Purchaser. For the purposes of this Section 7.3, the term "working notice" means the minimum working notice required by applicable law plus, where such minimum working notice is for a period of two weeks, one additional week and subject, in any event, to a maximum of 30 consecutive calendar days.

7.4 Facilities.

Purchaser shall not assume any of the Vendor's office leases and it acknowledges that Vendor will take prompt action to [redacted] effective on or as soon as practicable after the Closing Date; however, Vendor shall permit Purchaser to utilize the same at no cost for up to 30 days after the Closing Date during normal business hours and subject to receipt of the landlord's consent, the terms of the leases and, to the extent applicable, cancellation thereof. To the extent that it is permitted access to these premises pursuant to this Section 7.4, Purchaser shall, and it shall cause its employees and agents to, conduct itself in a manner calculated to minimize disruption to the Vendor's remaining operations.

7.5 EDI/Canadian Employee Severance.

On the Closing Date, Vendor (or, if applicable, its affiliate QHR Technologies Inc.) shall terminate the employment of each of the Employees identified on Schedule 1.1(v) as the

"Canadian EDI Employees" and Purchaser will simultaneously retain them pursuant to the terms of written independent contractor agreements reasonably acceptable to Vendor. Also on the Closing Date, Vendor (or, if applicable, its affiliate QHR Technologies Inc.) shall pay to each Canadian EDI Employee an amount in satisfaction of any severance obligation arising out of the termination of such employment, which amount shall be acknowledged in writing by each Canadian EDI Employee, and each Canadian EDI Employee shall release the Vendor (or, if applicable, its affiliate QHR Technologies Inc.) from any and all Claims relating to their employment or the termination thereof.

ARTICLE 8
GENERAL

8.1 Public Announcements and Disclosure.

No announcement with respect to this Agreement will be made by a Party without the prior written consent (not to be unreasonably withheld) of the other Party. The foregoing restriction will not apply to any announcement by either Party required in order to comply with Laws or stock exchange rules or policies pertaining to timely disclosure, provided that such Party consults with the other Party before making any such announcement.

8.2 Further Assurances.

Each of the Parties hereby covenants and agrees that, at any time and from time to time after Closing, it will, at its expense and upon the request of any other Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of the Transactions and the terms of this Agreement.

8.3 Notices.

(a) Any Notice required or permitted to be given or sent or delivered hereunder to a Party will be in writing and will be sufficiently given or sent or delivered if it is:

(i) delivered personally or by courier to such Party;

(ii) sent to such Party by registered mail, postage prepaid, mailed in the United States of America; or

(iii) sent by facsimile or email.

(b) Notices required or permitted to be given or sent or delivered hereunder to a Party will be sent to the following addresses, as applicable:

(i) in the case of the Purchaser:

7 Clyde Road
Somerset, New Jersey
United States of America 08873

[redacted]

(ii) in the case of the Vendor:

c/o QHR Technologies Inc.
1620 Dickson Avenue, Suite 300
Kelowna, British Columbia
Canada V1Y 9Y2

[redacted]

or to such other address(es) or facsimile number(s) as the Party entitled to or receiving such Notice, by a Notice given in accordance with this Section 8.3, has communicated to the Party giving or sending or delivering such Notice.

(c) Any Notice given or sent or delivered as aforesaid will:

(i) if delivered personally, by courier or via email as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii) if sent by registered mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the Notice will be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service; or

(iii) if sent by facsimile, be deemed to have been given, sent, delivered and received on the date the sender receives the confirmation of transmission.

8.4 Expenses.

Each of the Parties will be responsible for its respective legal, accounting, brokerage and other professional fees in connection with this Agreement and the Transactions.

8.5 Waiver.

A Party that is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time, provided, however, that such waiver will only be effective if evidenced by written instrument duly executed and delivered on behalf of such Party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver of any provision of this Agreement constitute a continuing waiver, unless otherwise expressly provided.

8.6 Amendment.

No amendment or waiver of this Agreement will be binding unless executed in writing by the Party to be bound.

8.7 Assignment.

Neither Party may assign its rights under this Agreement or any document, instrument or agreement delivered pursuant to this Agreement, in whole or in part, without the prior written consent of the other Party.

8.8 Enurement.

This Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.9 Survival.

Except as otherwise specified in this Agreement, each Party agrees that no provisions of this Agreement will merge on, and all provisions of this Agreement will survive, the execution and delivery of this Agreement and the completion of the Transactions.

8.10 Execution and Delivery.

This Agreement may be executed in several counterparts and by facsimile or portable document format, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument.

8.11 Independent Legal Advice.

EACH PARTY HAS BEEN ADVISED AND HAS HAD A REASONABLE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE WITH RESPECT TO THIS AGREEMENT AND HAS DONE SO OR HAS CONSIDERED DOING SO AND, IN ITS SOLE JUDGMENT, HAS DECIDED THAT IT IS NOT NECESSARY.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

MEDICAL TRANSCRIPTION BILLING, CORP.

Per: ______________________________
Authorized Signatory

SOFTCARE SOLUTIONS INC.

Per: ______________________________
Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

MEDICAL TRANSCRIPTION BILLING, CORP.

Per: ______________________________
Authorized Signatory

SOFTCARE SOLUTIONS INC.

Per: ______________________________
Authorized Signatory